BARNES GROUP INC.

PERFORMANCE-LINKED BONUS PLAN
For Selected Executive Officers

(as amended on February 9, 2016, effective with respect to awards for 2017 and subsequent years)

SECTION 1. PURPOSE

The Performance-Linked Bonus Plan For Selected Executive Officers (the “Plan”) is designed to provide cash incentive compensation opportunities to key executives that contribute to the success of Barnes Group Inc. (the “Company”) and its subsidiaries. All employees (a) who are executive officers of the Company, (b) whose incentive compensation for any taxable year(s) of the Company commencing on or after January 1, 2001 that the Committee (as hereafter defined) anticipates may not be deductible by the Company in whole or in part but for compliance with Section 162(m)(4)(C) of the Internal Revenue Code of 1986 as amended (the “Code”), and (c) who are selected to participate in the Plan, including members of the Board of Directors of the Company who are such employees, are eligible to participate in the Plan.

SECTION 2. ADMINISTRATION

The Plan shall be administered by the Compensation and Management Development Committee of the Board of Directors of the Company, or its successor (the “Committee”). The Committee shall consist of not less than two directors who are not employees of the Company or any subsidiary of the Company and shall be comprised solely of directors who are “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code. The Committee shall have authority, subject to the provisions of the Plan, to: select employees to participate in the Plan; establish and administer the Performance (as hereafter defined) objectives and the Award (as hereafter defined) opportunities applicable to each participant and certify whether the goals have been attained; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, and waive rules and regulations for the Plan’s administration; and make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them. Amounts paid or projected to be paid under the Plan are referred to herein as “Awards.”

SECTION 3. DEFINITIONS

3.1	“Award Period” shall mean the period of time within which Performance is measured for the purpose of determining whether an Award has been earned.

3.2	“CEO” shall mean the President and Chief Executive Officer of the Company.

3.3	“Covered Employee” shall have the meaning set forth in Section 162(m) of the Code.

3.4
“Group” shall mean the consolidated Company, any consolidated group, Company subsidiary or any business unit, business segment, division, or similar collection of cost centers, profit centers, or international subsidiaries that may be recognized as such by the Committee.

3.5
“Individual Target” shall mean a percentage of salary for each individual participating in the Plan, or a percentage of the Performance Award Pool, as applicable. The Committee will establish the Individual Target for each participant no later than the earlier of (a) 90 days after the start of the Award Period or (b) a date on which no more than one fourth of the Award Period has elapsed.

3.6
“Maximum” shall mean a Performance level at or above which the amount paid or projected to be paid for an Award Period is equal to such maximum percentage of the Individual Targets as may be established by the Committee for each participant no later than the earlier of (a) 90 days after the start of the Award Period or (b) a date on which no more than one fourth of the Award Period has elapsed.

3.7
“Performance” shall mean the performance objectives established by the Committee in advance, in writing, in terms of an objective formula or standard, with respect to a Group for an Award Period, for the purpose of determining whether, and to what extent, an Award has been earned by the Group for such Award Period. The Performance objective or objectives applicable to any Award shall be based on a relative comparison of entity performance to the performance of a comparator group, index or other external measure, targeted levels of, targeted levels of return on, or targeted levels of growth for, including any percentage increase or decrease of such targeted level, any one or more of the following performance measures on a consolidated Company, consolidated group, subsidiary, segment, business unit or divisional level basis, as the Committee may specify: earnings per share; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net income; operating income; performance profit (operating income minus an allocated charge approximating the Company’s cost of capital, before or after tax); operating profit; gross profit; gross margin; operating margin and statistics; improvement in or attainment of expense levels; cost reduction; debt reduction; net debt reduction; revenue; working capital; net working capital; days working capital; total assets; net assets; stockholders’ equity; debt to capital; cash flow; cash conversion; free cash flow (net cash from operations less CAPEX); dividend net income; return on equity; return on capital; return on assets; return on invested capital; return on capital employed; ratio of operating earnings to capital spending; internal rate of return; liquidity measurements; leverage; financing and other capital raising transactions; cost of capital; customer satisfaction; employee satisfaction; customer growth; sales; net sales; gross sales; attainment of strategic or operating initiatives; operating efficiencies; productivity improvement and productivity ratios; inventory turns; comparison with various stock market indices; stock price; market share; and total stockholder return.

3.8
“Performance Award Pool” shall mean an unfunded pool that may be established by the Committee, for purposes of making Awards as a result of Performance in an Award Period, in accordance with Section 5. If the Committee chooses to establish a Performance Award Pool for any Award Period, the Committee will establish the Performance Award Pool for such Award Period no later than the earlier of (a) 90 days after the start of the Award Period or (b) a date on which no more than one fourth of the Award Period has elapsed.

3.9
“Target” shall mean a Performance level above the Threshold and below the Maximum at which the amount paid or projected to be paid for an Award Period is equal to 100% of the Individual Targets for the members of the corresponding Group.

3.10
“Threshold” shall mean a Performance level at or above which an Award is earned for an Award Period. For Threshold Performance, the amount paid or projected to be paid for an Award Period is equal to such minimum percentage of the Individual Targets as may be established by the Committee no later than the earlier of (a) 90 days after the start of the Award Period or (b) a date on which no more than one fourth of the Award Period has elapsed.

SECTION 4. GROUP PERFORMANCE LEVELS

4.1
The Committee shall establish the Performance criteria for each Award Period. The Performance criteria shall be determined in accordance with generally accepted accounting principles, except to the extent the Committee directs otherwise, and shall be designated within the period ending on the earlier of (a) 90 days after the start of the Award Period or (b) a date on which no more than one fourth of the Award Period has elapsed. The Committee may specify, during such period, that the Performance criteria will be adjusted by any or all of the following items: unusual or infrequently occurring items, effects of discontinued operations, effects of restructuring activities, effects of accounting changes, effects of currency or exchange rate fluctuations, effects of non-operating items; effects of unusual or infrequently occurring financing activities or transactions, effects of acquisitions and acquisition expenses, and effects of divestitures and divestiture expenses. With respect to the foregoing, any such Performance criterion or combination of such criteria may apply to the participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify. The terms, formula and Performance criteria specified by the Committee shall preclude discretion to increase the amount of the Award that would otherwise be due upon attainment of the Performance level.

4.2
Whether or not specified by the Committee pursuant to Section 4.1, and subject to the Committee’s exercise of negative discretion pursuant to Section 7.1, prior to payment of a participant’s Award for an Award Period, any item subject to specification by the Committee pursuant to Section 4.1 shall be included or excluded, in whatever manner that individually or collectively produces the highest Award, to the extent that any of such items affect any Performance criterion applicable to the Award (including but not limited to the criterion of earnings per share).

4.3
If an Award Period is a calendar year, prior to March 31, the Committee shall establish the Threshold, Target and Maximum for each Group, and the method for computing the Award for each participant in the Group for such year if the Threshold, Target or Maximum is attained. If an Award Period is not a calendar year, then the Committee shall establish in writing no later than the earlier of (a) 90 days after the start of the Award Period or (b) a date on which no more than one fourth of the Award Period has elapsed, the Threshold, Target and Maximum for each Group and the method for computing the Award for each participant in the Group for such Award Period if the Threshold, Target or Maximum is attained. The Committee may also designate one or more intermediate levels of Performance between the Threshold and the Target, and the Target and the Maximum, for a Group, and the percentage of the corresponding Individual Targets that will be available for payment as an Award if Performance equals such intermediate level.

SECTION 5. PERFORMANCE AWARD POOL

The actual amount of such Performance Award Pool shall be based upon the achievement of a Performance objective or objectives during the applicable Award Period. The Committee may specify the amount of the Performance Award Pool as a percentage of any such Performance objectives, a percentage thereof in excess of the Threshold, or another amount which need not bear a strictly mathematical relationship to such Performance objective. The portion of the Performance Award Pool actually awarded as a result of Performance in an Award Period need not be 100% of the Performance Award Pool and shall be subject to the Committee’s right to exercise negative discretion pursuant to Section 7.1.

SECTION 6. PARTICIPANTS

If an Award Period is a calendar year, prior to March 31, the Committee shall designate the eligible participants and the respective Groups in which they shall participate. The CEO shall participate in the Executive Office Group for each Award Period. If an Award Period is not a calendar year, then the Committee shall designate the eligible participants, and the respective Groups, no later than the earlier of (a) 90 days after the start of the Award Period or (b) a date on which no more than one fourth of the Award Period has elapsed. Except for (i) participants in the Plan during an Award Period who retire, die or become permanently disabled, in any case, before Awards are paid for that Award Period pursuant to Section 9, whose Awards for that Award Period shall be prorated to the date of such retirement, death or permanent disability if it occurs before the last day of that Award Period, and
(ii) participants in the Plan during an Award Period whose employment is involuntarily terminated by the Company other than for cause (as determined by the Committee) on or after November 1 of that Award Period and before Awards are paid for that Award Period pursuant to Section 9, whose Awards for that Award Period shall be prorated to the date of such termination if such termination occurs before the last day of that Award Period, a person must be employed by the Company or one of its subsidiaries on the date of payment of an Award in order to be eligible to receive an Award. For the avoidance of doubt, a participant’s Award for any Award Period, including but not limited to an Award that is to be prorated pursuant to the preceding sentence, (A) shall be determined in accordance with the objective formula or standard that was established by the Committee for the participant’s Group for that Award Period in accordance with the Plan, based on the level of Performance attained in that Award Period, and (B) shall be subject to any exercise of “negative discretion” by the Committee, within the meaning of Treasury Regulation Section 1.162- 27(e)(2)(iii)(A), and (C) shall be paid at the time and subject to the conditions specified in Section 9.

SECTION 7. AWARDS

7.1
After the end of the Award Period and based on the final Performance of each Group, the Committee shall determine the Award for each participant, based in all instances on the participant’s Individual Target and the Performance level achieved. No provision of the Plan shall preclude the Committee from exercising negative discretion with respect to any Award hereunder, within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A).

7.2	Subject to Section 8, the Committee shall have the authority to refrain from making an Award to any participant.

SECTION 8. LIMITATIONS

Notwithstanding anything in the Plan to the contrary, no Award in excess of the calculated Award shall be made to any Covered Employee under any circumstances.

Awards at Target shall be greater than Awards at Threshold and less than Awards at Maximum.

Regulations under Section 162(m) of the Code require that a maximum individual Award be established for any Awards to Covered Employees that are intended to qualify as performance-based compensation. For purposes of qualifying Awards as performance-based compensation under such regulations, notwithstanding anything in the Plan to the contrary, no Award in excess of $7 million shall be paid to any Covered Employee for services rendered in any calendar year.

SECTION 9. PAYMENT OF AWARDS

Payment of any Award shall be contingent upon approval by the stockholders of the Company, prior to payment, of the material terms under which the Award is to be paid, in accordance with Section 162(m)(4)(C)(ii) of the Code and the related Treasury regulations. Unless and until such stockholder approval is obtained, no Award shall be paid.

Payment of any Award shall also be contingent upon the Committee’s certifying in writing that the Performance level, the applicable Performance objectives related to the funding of the Performance Award Pool (if applicable), and any other material terms applicable to such Award were in fact satisfied, in accordance with Section 162(m)(4)(C)(iii) of the Code and the related Treasury regulations. Unless the Committee so certifies, such
Award shall not be paid.

Awards shall be paid within the 2 1⁄2 months that immediately follow the expiration of the Award Period (i.e., in the case of an Award Period that is a calendar year, on or after January 1 and on or before March 15 of the following calendar year). Awards shall be paid in cash unless otherwise decided by the Committee.

SECTION 10. GENERAL

10.1	The interpretation of the Plan by the Committee and its decisions on all questions arising under the Plan shall be conclusive and binding on all Plan participants.

10.2	The Plan may be amended at any time, including retroactively, by the Committee.

10.3
The Plan supersedes all prior incentive plans, including without limitation the Management Incentive Compensation Plan, for all participants, effective as of January 1, 2001 for the Award Period of calendar year 2001 and Award Periods thereafter.

10.4
Any provision of the Plan to the contrary notwithstanding, (a) Awards to Covered Employees under the Plan are intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, and (b) any provision of the Plan that would prevent an Award to any Covered Employee from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall, to that extent, be disregarded. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the participant provides otherwise. Both the participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

10.5	All Awards are intended to qualify as short-term deferrals under Treasury Regulation Section 1.409A-1(b) (4). The Plan shall be administered, interpreted and construed to carry out that intention, and any provision of the Plan that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company does not represent, warrant or guarantee that any Award will qualify as a short-term deferral, nor does the Company make any other representation, warranty or guaranty to any participant as to the tax consequences of any Award or of participation in the Plan.